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                                                                     Exhibit 8.1


                           (SHEARMAN & STERLING LLP)
                 1080 MARSH ROAD | MENLO PARK | CA | 94025-1022
            WWW.SHEARMAN.COM | T +1.650.838.3600 | F +1.650.838.3699



                                                                   June 27, 2008


Solarfun Power Holdings Co., Ltd.
666 Linyang Road
Qidong, Jiangsu Province 226200
Peoples Republic Of China

Ladies and Gentlemen:

We are acting as counsel to Solarfun Power Holdings Co., Ltd., an exempted company with limited liability incorporated in the Cayman Islands (the "Company"), in connection with the preparation of the registration statement on Form F-3 (the "Registration Statement") and the related preliminary prospectus (the "Prospectus") with respect to the registration by the Company of $172,500,000 aggregate principal amount of 3.50% Convertible Senior Notes due 2018 (the "Notes") and the ordinary shares (the "Ordinary Shares") underlying the American Depositary Shares (the "ADSs") that are issuable upon conversion of the Notes, for resale by the holders of the Notes. The Company is filing the Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Any defined term used and not defined herein has the meaning given to it in the Prospectus.

For purposes of the opinion set forth below, we have, with the consent of the Company, relied upon the accuracy of the Registration Statement and the Prospectus.

Based upon and subject to the foregoing, and based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the U.S. Internal Revenue Service (the "IRS"), and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Prospectus under the caption "Taxation -- U.S. Federal Income Taxation" is an accurate summary of the material U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership and disposition of the Notes, the ADSs and the Ordinary Shares under currently applicable law. We adopt such discussion as our opinion.

Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the IRS and there can be no assurance that contrary positions may not be asserted by the IRS.



ABU  DHABI  |  BEIJING  |  BRUSSELS  |  DUSSELDORF  |  FRANKFURT  |
HONG  KONG  |  LONDON  |  MENLO  PARK |  MUNICH NEW  YORK  |  PARIS  |  ROME  |
SAN   FRANCISCO   |  SAO  PAULO  |  SHANGHAI  |   SINGAPORE   |  TOKYO  |
TORONTO  |  WASHINGTON, DC

SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS.

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Solarfun Power Holdings Co., Ltd.                                  June 27, 2008
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We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SHEARMAN & STERLING LLP



/s/ SHEARMAN & STERLING LLP

LEC

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